Exhibit 99.1

Hertz Further Strengthens Board with 2 New Members

ESTERO, Fla., Aug. 27, 2024 /PRNewswire/ – Hertz Global Holdings, Inc. (NASDAQ: HTZ) – one of the leading global rental car companies – announced that its Board of Directors is increasing the size of the Board from nine to 11 and is electing Mr. Francis “Frank” Blake and Ms. Lucy Clark Dougherty to serve as directors, effective today.

Blake is the retired chairman and CEO of The Home Depot, former non-executive chairman of Delta Air Lines, former deputy secretary for the U.S. Department of Energy, former general counsel for the U.S. Environmental Protection Agency and a longtime executive at General Electric.

Clark Dougherty is senior vice president, general counsel and Board secretary of Polaris Inc. She formerly served as deputy general counsel at General Motors and chief legal officer and counselor to the secretary of the U.S. Department of Homeland Security.

“Frank and Lucy enhance our Board with decades of experience in both the private sector and public service,” said Colin Farmer, chair of the Hertz Board. “Frank’s distinguished career spans across business, government and law – including two decades of proven success on corporate boards. Lucy offers a wealth of expertise in driving business transformation, innovation and strategy – along with extensive experience advising boards. Together, they complement the diverse skills and backgrounds of our current board members and will effectively collaborate with them to steer our company toward future success.”

Under the direction of CEO Gil West – who joined April 1 – Hertz has recruited a world-class leadership team to execute the company’s strategy of delivering sustainable growth and creating value by elevating operational performance across every facet of its business along with a commitment to deliver an unmatched customer experience.

In joining the Hertz Board, Blake and Clark Dougherty initially will not be assigned to standing committees of the board.

BIOGRAPHIES

Frank Blake served as chairman and CEO of The Home Depot from January 2007 through November 2014, and then as chairman through January 2015. He joined The Home Depot in 2002 as executive vice president, business development and corporate operations. The Boston native previously served as deputy secretary for the U.S. Department of Energy and in a variety of executive roles at General Electric, including senior vice president, Corporate Business Development. Blake’s public sector experience also includes having served as general counsel for the U.S. Environmental Protection Agency, deputy counsel to Vice President George Bush and law clerk to U.S. Supreme Court Justice John Paul Stevens. He has served on the board of directors for Unifi, Inc., Proctor & Gamble, Macy’s, Delta Air Lines, The Southern Company and the Georgia Aquarium. He holds a bachelor’s degree from Harvard University and a juris doctorate from Columbia University School of Law.

Lucy Clark Dougherty joined Polaris in January 2018 as senior vice president – general counsel, compliance officer and Board secretary. Prior to Polaris, she held a number of leadership roles at General Motors, including deputy general counsel for Global Markets, Autonomous Vehicles and Transportation as a Service and deputy general counsel – Commercial, Product Safety, and Regulatory, as well as vice president and general counsel – General Motors North America. She also served in the U.S. Department of Justice, Executive Office of the President and the U.S. Department of Homeland Security, where she was chief legal officer and counselor to the secretary of Homeland Security. She holds a bachelor’s degree from Yale and a juris doctorate from the University of Michigan Law School.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar, and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia, and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation owns and operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.